Exhibit 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports First Quarter 2019 Results

OLD BRIDGE, NJ / May 15, 2019 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) announced its sales and results for the first quarter ended March 31, 2019.

Net sales decreased $1,281,000 or 23.9% to $4,082,000 for the first quarter of 2019 from $5,363,000 for the comparable period in 2018. Operating loss was $(1,767,000) for the three months ended March 31, 2019, compared to operating income of $87,000 for the comparable period in 2018. Net income for the first quarter of 2019 was $5,325,000 or $0.53 per diluted share, compared to a net loss of $(63,000) or $(0.01) per diluted share for the comparable period in 2018. Included in the net income for the three months ended March 31, 2019, was a gain of $7,175,000 related to the sale/leaseback of the Old Bridge Facility.

The decrease in sales is primarily attributed to a decrease in sales of data products, digital video headend products and contract manufactured products, offset, in part, by an increase in sales of analog video headend products and set top box products. Sales of data products were $540,000 and $1,399,000, digital video headend products were $2,028,000 and $2,543,000, contracted manufactured products were $28,000 and $224,000, analog video headend products were $474,000 and $330,000 and set-top box products were $191,000 and zero in the first three months of 2019 and 2018, respectively.

Commenting on the first quarter results, Chief Executive Officer Robert J. Pallé noted, “We are disappointed in the sales for the first quarter 2019. We believe that the decline in sales was due to several factors: the temporary government shutdown; market uncertainty due to the ongoing trade conflict with China; and the fact that the Company’s largest customer further slowed purchases of the BT data and digital video products. On the other hand, in February, we completed the sale/leaseback transaction for the Old Bridge, NJ facility, which has positively improved our balance sheet, and provided the working capital we need to accelerate the initiatives that we believe will reverse the sales decline and restore the Company to a period of sales growth and profitability, over the second half of 2019. Although we are still concerned about the first half of 2019, the plan we have outlined for the remainder of 2019 includes accelerated promotion and sales of BT NeXgen Gateway product line, and an IPTV-based set-top-box sales initiative. The Company recently secured its first CATV Tier 1 MSO service provider customer for NeXgen Gateway. The IPTV set-top-box initiative started in the first quarter and is one that we anticipate will add several million dollars of incremental revenue as the remainder of 2019 unfolds.”

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

Conference Call Reminder

Details of the live teleconference:

Date: Wednesday, May 15, 2019

Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)

Investor Dial-in (US & Canada Toll-Free):  844-369-8770

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue

Blonder Tongue Laboratories, Inc. together with R.L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products. As a leader in the field of Cable Television Communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks. Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2018 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Robert J. Pallé

Chief Executive Officer & President
bpalle@blondertongue.com
(732) 679-4000

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

Blonder Tongue Laboratories, Inc.

Condensed Consolidated Summary of Operating Results

(unaudited, in thousands, except per share data)

	Three months ended
	March 31,
	2019	2018

Net sales	$4,082	$5,363
Gross profit	1,091	2,223
(Loss) earnings from operations	(1,767)	87
Gain on building sale	7,175	-
Net earnings (loss)	$5,325	$(63)
Basic net earnings (loss) per share	$0.56	$(0.01)
Diluted net earnings (loss) per share	$0.53	$(0.01)
Basic weighted average shares outstanding	9,506	8,210
Diluted weighted average shares outstanding	10,076	8,210

Condensed Consolidated Summary Balance Sheets

(in thousands)

	(unaudited)
	March 31, 2019	December 31, 2018

Current assets	$11,503	$10,377
Property, plant and equipment, net	263	2,890
Total assets	18,143	15,601
Current liabilities	2,175	8,263
Long-term liabilities	3,187	171
Stockholders’ equity	12,781	7,167

Total liabilities and stockholders’ equity	$18,143	$15,601

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

3